Exhibit 99.1

Core-Mark Appoints New Board Member

South San Francisco, California - October 18, 2011 - Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced today that it has appointed Robert G. Gross to its Board of Directors. Mr. Gross will serve as an independent director under the Board's appointment for a term that expires on the date of Core-Mark's 2012 annual meeting of shareholders. The size of Core-Mark's Board was increased from seven to eight members with this new appointment.

“We are very pleased to have Rob join our board,” said Randolph I Thornton, Chairman of the Board of Core-Mark. “He brings more than twenty years of multi-retail experience, an outstanding record in successful capital allocation and proven experience at creating shareholder value.”

Gross, 53, is the Chairman and Chief Executive Officer of Monro Muffler Brake Inc., an undercar service provider headquartered in Rochester, New York. Prior to joining Monro Muffler Brake Inc. in 1999, Mr. Gross was Chairman and Chief Executive Officer of Tops Appliance City, Inc., a consumer electronics and appliance store from 1995 to 1998. Mr. Gross also held various management positions at Eye Care Centers of America beginning in 1990.

Mr. Gross has a B.S. in Finance and a Masters in Business Administration from the University of Buffalo.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 29,000 customer locations in the U.S. and Canada through 26 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com